EXHIBIT 99

Retractable Technologies, Inc. Announces Verdict in Patent Infringement Suit

LITTLE ELM, Texas—December 23, 2009—Retractable Technologies, Inc. (“Retractable”) (AMEX: RVP), a leading maker of safety needle devices, announced today that a Tyler, Texas jury returned a verdict on Friday, December 18th in the litigation of Retractable Technologies, Inc. v. OMI (Occupational & Medical Innovations Limited, an Australian public company,) in favor of Retractable on all claims presented to the jury. The jury found that OMI’s Auto-Retractable Safety Syringe infringed all the asserted claims under patent 6,572,584 (“the ‘584 patent”), OMI was directed to pay Retractable $1,571,103 for such infringement and found that Retractable’s ‘584 patent is valid and enforceable.  In addition, the jury found that OMI misappropriated trade secret information and was directed to pay Retractable $2,240,640 in damages.

Retractable will seek the entry of an immediate injunction against any further infringement.  Issuance of an injunction is a matter for the Court but the Company is informed by counsel that all relevant legal factors weigh in favor of injunctive relief in this case.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes and blood collection devices, that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe™ syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  Retractable’s products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); the ability to maintain favorable supplier arrangements and relationships; the ability to receive royalties from  Baiyin Tonsun Medical Device Co., Ltd.; our ability to quickly increase capacity in  response to a dramatic increase in demand (such as by increased orders due to swine flu vaccinations); our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com